VOXWARE, INC.
                            STOCK OPTION AGREEMENT

     AGREEMENT made as of the 19th day of May, 1995, by and between VOXWARE, INC., a Delaware corporation (the "Company") and Suat Yeldener Ph.D. (the "Optionee").

                              W I T N E S S E T H

     WHEREAS, the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $.001 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant. The Company hereby grants to the Optionee an option to purchase 25,000 shares of Common Stock, at a purchase price per share of $0.75. This option is intended to be treated as an option which does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Exercise. Except as specifically provided otherwise herein, the Option will be exercisable at any time after the date hereof (the "Grant Date"). The option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations). The exercise price shall be payable in cash or by bank or certified check. The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previouslyowned shares of Common Stock, or in installments (together with interest) evidenced by the Optionee's secured promissory note.

     3. Termination. Unless sooner terminated, to the extent not sooner exercised, the Option will terminate five years from the Grant Date and may not be exercised under any circumstances thereafter.

     4. Rights as Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (or, to the extent payable in installments, provided for). The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     5. Nontransferability. The option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee's will and/or the laws of descent and distribution. During an Optionee's lifetime, the option may be exercised only by the Optionee or the Optionee's guardian or legal representative.

     6. Securities Registration Required. Notwithstanding anything herein to the contrary, the option may not be exercised unless and until such time, if at all, as a registration statement covering the shares of Common Stock issuable upon exercise of the option granted hereunder is filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.]

     7. Change in Control; Capital Changes.

     (a) In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors of the Company to the number and option exercise price per share of Common Stock which may be purchased under the option. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock and stock of another corporation, the Company will make a reasonable effort, but shall not be required, to replace the option granted hereunder with comparable options to purchase the stock of such other corporation.

     (b) In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.

     (c) All adjustments under this Section 7 shall be made by the Board of Directors of the Company, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     8. No Employment Rights. Nothing in this agreement shall give the Optionee any right to continue in the employ or service of the Company or a subsidiary thereof, or interfere in any way with the right of the Company or a subsidiary thereof to terminate the employment or service of the Optionee.

     9. Miscellaneous.

     (a) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (b) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

     IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                                    VOXWARE, INC.

                           By: /s/  VOXWARE, INC.
                               --------------------------------


                               /s/  SUAT YELDENER PH.D.
                                  -----------------------------
                                    Suat Yeldener Ph.D.
                                    Optionee